EXHIBIT 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 1st day of February 2013, by and between Genting Hong Kong Limited and Star NCLC Holdings Ltd.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.  Each party to this Agreement further agrees and covenants to the other party that it will fully cooperate with such other party in the preparation and timely filing (and other delivery) of all such Filings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Star NCLC Holdings Ltd.

By: /s/ Blondel So King Tak
Name:  Blondel So King Tak
Title:    Director

Genting Hong Kong Limited

By: /s/ Blondel So King Tak
Name:  Blondel So King Tak
Title:    Chief Operating Officer